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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-4256



ROFIN-SINAR REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2009


Plymouth, MI / Hamburg, Germany, November 5, 2009 -- ROFIN-SINAR
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its fourth fiscal quarter and twelve months ended September 30, 2009.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended            Twelve months ended
                    9/30/09   9/30/08   % Change   9/30/09   9/30/08  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 90,458  $154,322  -  41 %   $349,579  $575,278  -  39 %
Net income          $  5,252  $ 19,987  -  74 %   $  9,163  $ 63,759  -  86 %
Earnings per shares
  "diluted" basis   $   0.18  $   0.68  -  74 %   $   0.31  $   2.09  -  85 %

The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.3 million for each of the fiscal quarters and 29.2 million and 30.4 million for the twelve month periods ending September 30, 2009 and 2008.


"We are pleased to have delivered solid results this quarter, with sales increasing sequentially by 18% despite challenging macroeconomic conditions. Our streamlined cost structure and disciplined spending behavior have helped us return to profitability. Order entry is improving, and increased by 18% in comparison to the third quarter, before the cancellation of orders mainly recorded in the prior fiscal year. This represents the highest quarterly order entry in the fiscal year and supports our view of recovering market demand. Although visibility is still limited, we see signs of an improving business climate," commented Gunther Braun, CEO and President of RSTI.







(page)

FINANCIAL REVIEW

Fourth Quarter

Net sales totaled $90.5 million for the fourth quarter ended September 30, 2009, a 41%, or $63.8 million, decrease from the comparable quarter of fiscal 2008. The strengthening of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $3.2 million in the fourth quarter. Gross profit totaled $34.6 million, or 38% of net sales, compared to $65.8 million, or 43% of net sales, in the same period of fiscal year 2008. Net income amounted to $5.3 million, or 6% of net sales, compared to net income of $20.0 million, or 13% of net sales, in the same period last year. Diluted earnings per share equaled $0.18 and $0.68 for the quarters ended September 30, 2009 and 2008, respectively, based upon 29.3 million weighted-average common shares outstanding in both periods.

SG&A decreased by $3.3 million to $21.6 million, representing 24% of net sales. Amortization expense, in the fourth quarter of fiscal year 2009 and 2008, equaled $0.9 million or 1% of net sales. Net R&D expenses decreased by $4.5 million to $6.7 million, representing 7% of net sales.

Compared to the fourth quarter of fiscal year 2008, sales of laser products used for macro applications decreased by 34% to $37.8 million, accounting for 42% of total sales. Sales of lasers for marking and micro applications decreased by 48% to $43.3 million and represented 48% of total sales. Sales for components decreased by 36% to $9.4 million and represented 10% of total sales.

Twelve Months

For the twelve months ended September 30, 2009, net sales totaled $349.6 million, a decrease of $225.7 million, or 39%, from the comparable period in 2008. The strengthening of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $28.5 million in the twelve month period. Gross profit for the period was $131.2 million, $116.8 million lower than the same period in 2008. Net income for the twelve month period ended September 30, 2009 totaled $9.2 million, with diluted earnings per share of $0.31 based upon a weighted average of 29.2 million common shares outstanding.

Net sales of lasers for macro applications decreased by $98.1 million, or 41%, to $140.4 million and net sales of lasers for marking and micro applications decreased by $111.0 million, or 40%, to $168.1 million. Sales of components decreased by $16.5 million, or 29%, to $41.1 million from the comparable period in fiscal year 2008.

On a geographical basis, net sales in North America in the twelve months resulted in a decrease of 51% and totaled $70.0 million (2008: $142.0 million). In Europe, net sales decreased by 32% to $199.1 million (2008:
$294.4 million) and in Asia, net sales decreased by 42% to $80.5 million (2008: $138.9 million).

Order entry for the quarter was heavily impacted by cancellation of orders, that were mainly recorded in the previous fiscal year and which amounted to $9.2 million. Order entry before cancellations amounted to $89.6 million which resulted in a book-to-bill ratio of approximately 1. Net order entry was $80.4 million and resulted in a backlog, mainly for laser products, of $87.6 million at September 30, 2009.




(page)

OUTLOOK
"Many of the markets that we serve are showing improved activity levels. We believe this is a positive sign of a market recovery and we are therefore cautiously optimistic about our future growth potential," commented
Peter Wirth, Executive Chairman of the Board of RSTI.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 33,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, November 5, 2009. This call is also being broadcast live over the internet in listen-only mode. A replay of the webcast will be made available for approximately 90 days following the call. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Rafferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London at +44(0) 207 614 2900).

(Tables to follow)

































(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months           Twelve months
                                       Ended                   Ended
                               ----------------------  ----------------------
                                9/30/09      9/30/08     9/30/09     9/30/08
                               ----------  ----------  ----------  ----------
-Macro                         $  37,734   $  56,806   $ 140,362   $ 238,518
-Marking/Micro                    43,301      82,724     168,131     279,123
-Components                        9,423      14,792      41,086      57,637
                               ----------  ----------  ----------  ----------
Net sales                         90,458     154,322     349,579     575,278
Cost of goods sold                55,864      88,571     218,417     327,286
                               ----------  ----------  ----------  ----------
    Gross profit                  34,594      65,751     131,162     247,992
Selling, general, and
    administrative expenses       21,645      24,893      87,387     103,781
Intangibles amortization             887         931       3,559       6,769
Research and development expenses  6,749      11,233      31,500      41,113
                               ----------  ----------  ----------  ----------
    Income from operations         5,313      28,694       8,716      96,329
Other income                       2,410       2,942       5,984       1,470
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest        7,723      31,636      14,700      97,799
Income tax expense                 2,356      11,566       5,197      33,466
                               ----------  ----------  ----------  ----------
    Income before
        minority interest          5,367      20,070       9,503      64,333
Minority interest                    115          83         340         574
                               ----------  ----------  ----------  ----------
    Net income                  $  5,252    $ 19,987    $  9,163    $ 63,759
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.18    $   0.68    $   0.31    $   2.09
 ** "basic" basis               $   0.18    $   0.69    $   0.32    $   2.15


* The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.3 million for each of the fiscal quarters and 29.2 million and 30.4 million for the twelve month periods ending September 30, 2009 and 2008.


** The basic earnings per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.9 million for both fiscal quarters ending September 30, 2009 and 2008, and
28.9 million and 29.6 million for the twelve month periods, respectively.










(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

                                                     9/30/09       9/30/08
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 118,984      $ 116,471
  Trade accounts receivable, net                      79,357        117,910
  Inventories net                                    136,448        153,267
  Other current assets                                19,808         18,707
                                                   -----------    ----------
    Total current assets                             354,597        406,355
  Net property and equipment                          55,375         56,226
  Other non-current assets                           128,857        121,079
                                                   -----------    ----------
    Total non-current assets                         184,592        177,305
                                                   -----------    ----------
    Total assets                                   $ 539,189      $ 583,660
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  18,983      $  54,706
  Accounts payable, trade                             13,146         21,176
  Other current liabilities                           48,189         72,519
                                                   -----------     ---------
    Total current liabilities                         80,318        148,401

  Long-term debt                                      12,426         11,968
  Other non-current liabilities                       28,111         21,033
                                                   -----------     ---------
    Total liabilities                                120,855        181,402
    Net stockholders' equity                         418,334        402,258
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 539,189      $ 583,660
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "many of the markets that we serve are showing improved activity levels " or "we believe this is a positive sign of a market recovery and we are therefore cautiously optimistic about our future growth potential" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.